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                                                                  EXHIBIT 4.4

                            CITIZENS HOLDING COMPANY
                    1999 EMPLOYEES' LONG-TERM INCENTIVE PLAN

                                 AMENDMENT NO. 1

     WHEREAS, Citizens Holding Company (the "Corporation") maintains the Citizens Holding Company 1999 Employees' Long-Term Incentive Plan, first effective as of January 1, 1999 (the "Plan"), which provides for the grant or award of or investment in $.20 par value voting common stock issued by the Corporation (the "Common Stock");

     WHEREAS, at a meeting of the Board of Directors of the Corporation held on March 26, 2002, in connection with the three-for-two stock split, the Board authorized the amendment to the Plan to adjust the number of shares of Common Stock issuable under the Plan and to modify certain terms and conditions of the grants and awards outstanding under the Plan;

     NOW, THEREFORE, BE IT RESOLVED, effective as of December 31, 2001, Article VIII, Section 8.6 of the Plan shall be amended and restated as follows:

          8.6 Adjustment. In the event of any merger, consolidation or reorganization of the Corporation with another entity, there shall be substituted for each of the shares of Common Stock then subject to the Plan or any Options granted hereunder the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled to in the transaction.

          In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Corporation does not receive consideration, the number of shares of Common Stock then subject to the Plan and any options granted shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the purchase price of any option, the performance objectives applicable to any Incentive, and the number of shares of Common Stock issuable pursuant to any Incentive shall be adjusted to the extent necessary to prevent the dilution or enlargement thereof.

     THIS AMENDMENT was executed in multiple originals, each of which shall be deemed an original, as of the dates set forth below.

                            CITIZENS HOLDING COMPANY

                            By: /s/ Robert T. Smith
                                -----------------------------------------------
                            Its: Treasurer
                            Date: May 29, 2002